Product Supplement No. EQUITY INDICES BEAR ARN-1 To prospectus dated April 27, 2016 and prospectus supplement dated July 31, 2015, each as may be amended	Registration Statement No. 333-206013 Dated June 8, 2016 Securities Act of 1933, Rule 424(b)(2)

Bear Accelerated Return Notes® “Bear ARNs®” Linked to One or More Equity Indices

•     Bear ARNs, referred to throughout this product supplement as Bear ARNs, are unsecured senior notes issued by Deutsche Bank AG. Any payments due on Bear ARNs, including any repayment of principal, will be subject to the credit risk of Deutsche Bank AG.

•     Bear ARNs do not guarantee the return of principal at maturity, and we will not pay interest on Bear ARNs. Instead, the return on the Bear ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices. The return on the Bear ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

•     Bear ARNs provide an opportunity to earn a positive return based on a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the negative performance of the Market Measure, up to a specified cap (“Capped Value”), while exposing you to the loss of all or a portion of the principal amount based on any positive performance of the Market Measure on a 1-to-1 basis.

•     If the value of the Market Measure decreases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that decrease, up to the Capped Value.

•     If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.

•     If the value of the Market Measure increases from its Starting Value to its Ending Value, you will lose a percentage of the principal amount equal to the percentage amount of that increase. In such case, you will lose some or all of your investment in the Bear ARNs.

•     This product supplement describes the general terms of Bear ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•     For each offering of Bear ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, and certain related risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•     Bear ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•     Unless otherwise specified in the applicable term sheet, Bear ARNs will not be listed on a securities exchange or quotation system.

•     Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents (the “agents”) to offer Bear ARNs and, unless otherwise specified in the applicable term sheet, will act in a principal capacity in such role.

The Bear ARNs are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other U.S. or foreign governmental agency or instrumentality.

Potential purchasers of the Bear ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page PS-5 of the prospectus supplement and page 13 of the prospectus. You may lose some or all of your investment in the Bear ARNs.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Bear ARNs or passed upon the accuracy or the adequacy of this product supplement and the accompanying prospectus supplement and prospectus, or any related term sheet. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

TABLE OF CONTENTS

Page

SUMMARY	PS-3
RISK FACTORS	PS-6
USE OF PROCEEDS AND HEDGING	PS-16
DESCRIPTION OF BEAR ARNS	PS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-24
U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-25

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ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the Bear ARNs, you should not rely on it.

Key Terms:

General:

The Bear ARNs are our direct, unconditional, unsecured and unsubordinated obligations and will rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of Bear ARNs issued by Deutsche Bank AG through a branch, of the law of the jurisdiction where the branch is established). The Bear ARNs are not deposits or savings accounts and are not insured or guaranteed by the FDIC or any other U.S. or foreign governmental agency or instrumentality. Any payments due on the Bear ARNs, including any repayment of principal, will be subject to our credit risk and to any resolution measure (as described in the prospectus) imposed by the competent resolution authority.

The return on the Bear ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose some or all of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. The return on the Bear ARNs will only be positive if the value of the Market Measure decreases, as described in more detail below.

Each issue of Bear ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem Bear ARNs at any earlier date. We will not make any payments on Bear ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•     U.S. broad-based equity indices;

•     U.S. sector or style-based equity indices;

•     non-U.S. or global equity indices; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your Bear ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when the Bear ARNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of Bear ARNs—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of Bear ARNs—The Starting Value and the Ending Value—Ending Value.”

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of Bear ARNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors positively participate in any decrease in the value of the Market Measure, as calculated below. The Participation Rate will be 300% for Bear ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:	The maximum Redemption Amount. Your investment return is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Bear ARNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure increases from the Starting Value to the Ending Value, you will lose a percentage of the principal amount equal to the percentage amount of that increase, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on the Bear ARNs, including any repayment of principal, are subject to our credit risk as issuer of Bear ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

In no event will the Redemption Amount be less than zero.

Principal at Risk:	You may lose some or all of the principal amount of the Bear ARNs. Further, if you sell your Bear ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for the Bear ARNs.

Calculation Agent:	The calculation agent will make all calculations and determinations associated with the Bear ARNs. Unless otherwise set forth in the applicable term sheet, we or one or more of our affiliates, acting independently or jointly with MLPF&S, will act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as calculation agent for the Bear ARNs. See the section entitled “Description of Bear ARNs—Role of the Calculation Agent.”

Agents:	MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of Bear ARNs and will receive an underwriting discount based on the number of units of Bear ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of Bear ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase Bear ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, the Bear ARNs will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “Benefit Plan Investor Considerations” beginning on page PS-46 of the prospectus supplement.

This product supplement relates only to Bear ARNs and does not relate to any equity index that composes the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your Bear ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any Bear ARNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in Bear ARNs, to determine whether an investment in Bear ARNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your Bear ARNs.

When you read the accompanying prospectus supplement, please note that all references in that prospectus supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of that prospectus, as applicable, unless otherwise specified or the context otherwise requires.

Neither we nor any agent is making an offer to sell Bear ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these Bear ARNs to anyone and are not soliciting an offer to buy these Bear ARNs from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any Bear ARNs.

RISK FACTORS

Your investment in Bear ARNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase Bear ARNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the prospectus supplement, the prospectus and the relevant term sheet, in light of your particular circumstances. Bear ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of Bear ARNs or investments in equity or equity-based securities in general.

General Risks Relating to Bear ARNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on Bear ARNs at maturity. The return on Bear ARNs will be based on the performance of a Market Measure and therefore, you will lose some or all of your investment if the value of the Market Measure increases from the Starting Value to the Ending Value. If the Ending Value is greater than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your Bear ARNs.

Your return on the Bear ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on Bear ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on Bear ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in Bear ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the return represented by the Capped Value and may be less than a comparable investment that takes a short position in the Market Measure. The appreciation potential of the Bear ARNs is limited to the Capped Value. You will never receive a Redemption Amount greater than the Capped Value, regardless of the extent of any decrease in the value of the Market Measure. In contrast, for example, a short position in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any decrease in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.

Additionally, the Market Measure may consist of one or more equity indices that are calculated in a non-U.S. currency and include components traded in a non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your Bear ARNs, you may not obtain the benefit of that increase, which you would have received if you had, for example, taken a short position in the securities included in the index or indices.

The Bear ARNs are subject to the credit of Deutsche Bank AG, and actual or perceived changes in Deutsche Bank AG’s creditworthiness are expected to affect the value of the Bear ARNs. The Bear ARNs are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Bear ARNs depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Bear ARNs. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Bear ARNs and, in the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure (as defined below), you might not receive any amount owed to you under the terms of the Bear ARNs and you could lose your entire investment.

The Bear ARNs may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other resolution measures. You may lose some or all of your investment if any such measure becomes applicable to us. On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the Bear ARNs are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the Bear ARNs; converting the Bear ARNs into ordinary shares of (i) the issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the Bear ARNs to another entity, amending, modifying or varying the terms and conditions of the Bear ARNs or cancelling the Bear ARNs. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the issuer and be satisfied only if all such other senior unsecured obligations of the issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the Bear ARNs offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the Bear ARNs differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the Bear ARNs if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the Bear ARNs, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the Bear ARNs following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the Bear ARNs, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Furthermore, because the Bear ARNs are subject to any Resolution Measure, secondary market trading in the Bear ARNs may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the Bear ARNs, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the Bear ARNs. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

Our initial estimated value of the Bear ARNs will be determined based on an internal funding rate and our pricing models, which may not be comparable to the initial estimated values of similar notes of other financial institutions. The initial estimated value of the Bear ARNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the Bear ARNs would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the Bear ARNs (which includes an expected hedging related charge), reduces the economic terms of the Bear ARNs to you.

Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Bear ARNs or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the Bear

ARNs may not be comparable to the initial estimated values of similar notes of other financial institutions.

The public offering price you pay for the Bear ARNs will exceed the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the Bear ARNs (which includes an expected hedging related charge). These factors are expected to reduce the price at which you may be able to sell the Bear ARNs in any secondary market and, together with various credit, market and economic factors over the term of the Bear ARNs, including changes in the value of the Market Measure, will affect the value of the Bear ARNs in complex and unpredictable ways.

The initial estimated value of the Bear ARNs on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your Bear ARNs in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the Bear ARNs from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the Bear ARNs on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion. These prices will reflect MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the Bear ARNs determined by reference to our internal funding rate and pricing models.

We cannot assure you that there will be a trading market for your Bear ARNs. If a secondary market exists, we cannot predict how the Bear ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for Bear ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your Bear ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your Bear ARNs at any price in any secondary market.

We anticipate that one or more of the agents will act as a market-maker for Bear ARNs that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which an agent may bid for, offer, purchase, or sell any of the Bear ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which those Bear ARNs might otherwise trade in the market. In addition, if at any time any agent were to cease acting as a market-maker for any issue of Bear ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those Bear ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list Bear ARNs on any securities exchange. Even if an application were made to list your Bear ARNs, we cannot assure you that the application will be approved or that your Bear ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of Bear ARNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of Bear ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has decreased at certain times during the term of the Bear ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Starting Value.

If your Bear ARNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your Bear ARNs may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may decrease, while the levels of one or more of the other Basket Components may increase or not decrease as much. Therefore, in calculating the value of the Market Measure at any time, decreases in the level of one Basket Component may be moderated or wholly offset by increases or lesser decreases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, increases in the levels of the Basket Components which are more heavily weighted could have a greater adverse impact upon your Bear ARNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the term sheet, we have no affiliation with any publisher of an index to which your Bear ARNs are linked (each, an “Index Publisher”). The Index Publisher can add, delete, or substitute the components included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your Bear ARNs. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may impact the value of Bear ARNs. If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the Redemption Amount may depend in part on the relevant exchange rates. If the value of the U.S. dollar weakens against the currencies of that index, the level of the applicable index may increase and the Redemption Amount may be reduced. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell Bear ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. Bear ARNs are not designed to be short-term trading instruments. You have no right to have your Bear ARNs redeemed at your option prior to maturity. If you wish to liquidate your investment in Bear ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the Bear ARNs or no market at all. Even if you were able to sell your Bear ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of Bear ARNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of Bear ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of Bear ARNs will decrease as the value of the Market Measure increases, and increase as the value of the Market Measure decreases. However, as the value of the Market Measure increases or decreases, the market value of Bear ARNs may or may not change at the same rate. If you sell your Bear ARNs when the value of the Market Measure is greater than, or not sufficiently below, the applicable Starting Value, then you may receive less than the principal amount of your Bear ARNs.

In addition, because the Redemption Amount will never exceed the applicable Capped Value, we do not expect that the Bear ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of Bear ARNs. Even if the value of the Market Measure decreases after the applicable pricing date, if you are able to sell your Bear ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of Bear ARNs. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your Bear ARNs may also be affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of Bear ARNs. In general, if U.S. interest rates increase, we expect that the market value of Bear ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of Bear ARNs will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the Bear ARNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may affect the economies of those foreign countries and, in turn, increase the value of the non-U.S. Market Measure, and, thus, the market value of the Bear ARNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure decrease, we anticipate that the market value of Bear ARNs will decrease; conversely, if those dividend yields increase, we anticipate that the market value of your Bear ARNs will increase.

•	Exchange Rate Movements and Volatility. If the Market Measure of your Bear ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your Bear ARNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your Bear ARNs.

•	Our Financial Condition and Creditworthiness. Our actual or perceived creditworthiness, including any actual or anticipated downgrades in our credit ratings and any increases in our credit spreads, may adversely affect the market value of the Bear ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the Bear ARNs. However, an improvement in our creditworthiness will not necessarily increase the market value of Bear ARNs.

•	Time to Maturity. There may be a disparity between the market value of the Bear ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the Bear ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the Bear ARNs and their market value. We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, or futures, options contracts, or exchange-traded instruments on the Market Measure or its component securities or other instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under Bear ARNs. These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in Bear ARNs. On or before the applicable pricing date, any sales or purchases by us (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Bear ARNs), the agents, and our respective affiliates, or others on our or their behalf may decrease the value of a Market Measure or its component securities. Consequently, the values of that Market Measure or the securities included in that Market Measure may increase subsequent to the pricing date of an issue of Bear ARNs, adversely affecting the market value of Bear ARNs.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could decrease the value of the Market Measure on the applicable pricing date (including the Starting Value), and therefore effectively establish a lower level that the Market Measure must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment at maturity. In addition, these activities, including the unwinding of the hedge near or during the Maturity Valuation Period, may increase the market value of your Bear ARNs prior to maturity, including during the Maturity Valuation Period, and may adversely affect the Redemption Amount. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in Bear ARNs, and may hold or resell Bear ARNs and may pursue a dynamic hedging strategy which may involve taking long or short positions in the Market Measure, the component securities of the Market Measure, or instruments whose value is derived from the Market Measure or its component securities. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not increase the value of the Market Measure or decrease the market value of your Bear ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. The foregoing activities may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Bear ARNs. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the Bear ARNs. Any such short positions could adversely affect future trading prices of the Bear ARNs. These trading and other business activities may present a conflict of interest between your interest in Bear ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities may increase the value of the Market Measure or influence secondary trading in your Bear ARNs, and could be adverse to your interests as a beneficial owner of the Bear ARNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Bear ARNs. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of Bear ARNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to Bear ARNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of Bear ARNs increases or decreases or whether the Redemption Amount on the Bear ARNs is more or less than the principal amount. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the Bear ARNs, which creates an additional incentive to sell the Bear ARNs to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for Bear ARNs and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer of the Bear ARNs and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued. See the sections entitled “Description of Bear ARNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index.” The calculation agent will be required to carry out its duties in good faith and in a commercially reasonable manner. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for Bear ARNs. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your Bear ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your Bear ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the Bear ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in the Bear ARNs are uncertain, and may be adverse to a holder of the Bear ARNs. As of the date of this product supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the Bear ARNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Bear ARNs are uncertain, and the IRS or a court might not agree with the treatment of the Bear ARNs as prepaid financial contracts that are not debt, as described in the section of this product supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the Bear ARNs could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear ARNs, possibly with retroactive effect. You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Bear ARNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and/or our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure or its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. Bear ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in Bear ARNs will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. Your Bear ARNs will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your Bear ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your Bear ARNs, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. The relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, and/or our respective affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, and/or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the money you pay us, the agents and/or our respective affiliates will go to any company whose securities are included in the Market Measure. In addition, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of Bear ARNs or will have any obligation of any sort with respect to Bear ARNs. As a result, none of those companies will have any obligation to take your interests as holders of Bear ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of Bear ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the Bear ARNs may create conflicts of interest with you. We, the agents, and/or our respective affiliates, at the time of any offering of Bear ARNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and/or our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the Bear ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your Bear ARNs. Any of these activities may affect the value of the Market Measure and, consequently, the market value of your Bear ARNs. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of the Bear ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of the Bear ARNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the Bear ARNs. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing Bear ARNs.

USE OF PROCEEDS and hedging

Unless otherwise specified in the relevant term sheet, the net proceeds we receive from the sale of the Bear ARNs will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Bear ARNs as more particularly described in “Use of Proceeds” on page 22 of the accompanying prospectus.

On or prior to the date of the relevant term sheet, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the Bear ARNs by taking positions in the relevant Market Measure, the components securities of the relevant Market Measure, or instruments whose value is derived from the relevant Market Measure or its component securities. From time to time, prior to maturity of the Bear ARNs, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the relevant Market Measure, the component securities of the relevant Market Measure, or instruments whose value is derived from the relevant Market Measure or its component securities.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of Bear ARNs from time to time. See “Risk Factors–—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the Bear ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” in this product supplement for a discussion of these adverse effects.

DESCRIPTION OF Bear ARNs

General

Each issue of Bear ARNs will be part of a series of notes entitled “Global Notes, Series A” referred to in the accompanying prospectus supplement. The Bear ARNs will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar (the “senior indenture”). The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of Bear ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” beginning on page PS-7 of the prospectus supplement and “Description of Debt Securities” beginning on page 36 of the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the Bear ARNs and the aggregate principal amount of each issue of Bear ARNs will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, but no interest will accrue as a result of such delay.

We will not pay interest on Bear ARNs. Bear ARNs do not guarantee the return of principal at maturity. Bear ARNs will be payable only in U.S. dollars.

The Bear ARNs are our direct, unconditional, unsecured and unsubordinated obligations and will rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of Bear ARNs issued by Deutsche Bank AG through a branch, of the law of the jurisdiction where the branch is established).

Unless otherwise specified in the applicable term sheet, holders of Bear ARNs issued on or after January 1, 2015 will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measures by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the Bear ARNs or the conversion of the Bear ARNs into ordinary shares or other instruments of ownership. Please see the section “Risk Factors” beginning on page 13 and the section “Resolution Measures” beginning on page 50 in the accompanying prospectus for more information.

The Bear ARNs are not deposits or savings accounts and are not insured or guaranteed by the FDIC or any other U.S. or foreign governmental agency or instrumentality.

Prior to the maturity date, Bear ARNs are not redeemable at our option or repayable at the option of any holder. Bear ARNs are not subject to any sinking fund. Bear ARNs are not subject to the defeasance provisions described in the section “Description of Debt Securities—Discharge and Defeasance” on page 43 of the accompanying prospectus.

We will issue Bear ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of Bear ARNs will be set forth in the applicable term sheet. You may transfer Bear ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of Bear ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

Your positive participation in any decrease in the value of the Market Measure underlying your Bear ARNs will also be impacted by the Participation Rate. The “Participation Rate” will be 300% for Bear ARNs unless otherwise set forth in the term sheet. However, the Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is greater than or equal to the Starting Value, then the Redemption Amount will equal:

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

If specified in the term sheet, your Bear ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more indices. The specific terms of any Relative Value Bear ARNs will be set forth in the term sheet.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your Bear ARNs.

An investment in Bear ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will equal the closing level of the Market Measure on the pricing date.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and the NASDAQ Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) composing the Market Measure is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, or if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing level of the Market Measure for each following non-calculation day (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; and

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of Bear ARNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the Bear ARNs.

If an Index Publisher discontinues publication of the index before the end of the specified Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of the Bear ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your Bear ARNs are linked may adversely affect trading in the Bear ARNs.

Basket Market Measures

If the Market Measure to which your Bear ARNs are linked is a Basket, the Basket Components will be set forth in the term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

______________

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.
(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a commercially reasonable manner. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Basket Component Closing Level on a calculation day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding Bear ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Redemption Amount, any Market Disruption Events, a successor index, Market

Measure Business Days, business days, calculation days, non-calculation days, and determinations related to the discontinuance of any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for Bear ARNs. Alternatively, we or one of our affiliates and MLPF&S or one of its affiliates may act as joint calculation agents for Bear ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

Bear ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of Bear ARNs in immediately available funds, as discussed under “Forms of Securities” beginning on page 56 of the accompanying prospectus. We will pay the Redemption Amount in immediately available funds so long as the Bear ARNs are maintained in book-entry form.

Events of Default and Acceleration

Under the heading “Description of Debt Securities—Events of Default” beginning on page 41 of the accompanying prospectus is a description of events of default relating to the Bear ARNs.  Unless otherwise specified in the relevant term sheet, in case an event of default with respect to the Bear ARNs shall have occurred and be continuing, the amount declared due and payable per unit of Bear ARNs upon any acceleration of the Bear ARNs will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per unit of Bear ARNs as described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the Bear ARNs and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the Bear ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the Bear ARNs will not be listed on a securities exchange or quotation system.

Modification

Under the heading “Description of Debt Securities—Modification of an Indenture” on page 44 of the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the terms of the Bear ARNs or the indenture.

Governing Law

The Bear ARNs and the senior indenture will be deemed to be a contract under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the Bear ARNs. The agents will act on a principal basis, unless otherwise set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying prospectus supplement and on page 60 of the accompanying prospectus.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of Bear ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase Bear ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the Bear ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any Bear ARNs. You should make your own investment decision regarding Bear ARNs after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any Bear ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of Bear ARNs that were made available to investors in connection with the initial distribution of Bear ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Deutsche Bank AG or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell Bear ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these Bear ARNs to anyone and are not soliciting an offer to buy these Bear ARNs from anyone in any jurisdiction where the offer or sale is not permitted.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income and estate tax consequences of ownership and disposition of the Bear ARNs. It applies to you only if you hold your Bear ARNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a Bear ARN as a part of a “straddle.”

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the Bear ARNs or a partner in such a partnership, you should consult your tax advisor as to your particular U.S. federal tax consequences of holding and disposing of the Bear ARNs.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the Bear ARNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Bear ARNs

The tax consequences of an investment in the Bear ARNs are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the Bear ARNs, and we do not plan to request a ruling from the IRS regarding the Bear ARNs. Unless otherwise indicated in the relevant term sheet, in determining our tax reporting responsibilities, if any, with respect to a Bear ARN, we expect to treat it as a prepaid financial contract that is not debt. The following discussion assumes that this treatment is respected, except where otherwise indicated. The relevant term sheet, which you should consult before making a decision to invest in the Bear ARNs to which it pertains, may indicate other issues or differing consequences applicable to those Bear ARNs.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Bear ARN and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

Assuming a Bear ARN is treated as a prepaid financial contract that is not debt, you should not recognize taxable income or loss with respect to a Bear ARN prior to its taxable disposition (including at maturity). Upon a taxable disposition of a Bear ARN, you will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the Bear ARN. Your tax basis in the Bear ARN should equal the amount you paid to acquire it. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the Bear ARN for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a Bear ARN is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Bear ARN and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that any reconstitution, rebalancing, change in methodology of, or substitution of a successor to, an index that constitutes or is included in a Market Measure (or any component thereof) could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the relevant Bear ARN.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge; and whether short-term instruments should be subject to any such accrual regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a Bear ARN, possibly with retroactive effect.

Consequences if a Bear ARN Is Treated as a Debt Instrument

If a Bear ARN is treated as a debt instrument and has a term (from but excluding the settlement date to and including the last possible date that the Bear ARN could be outstanding pursuant to its terms) that exceeds one year, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the Bear ARN you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the Bear ARN, even though we will not be required to make any payment with respect to the Bear ARN prior to its maturity. In addition, any income you recognize upon the taxable disposition of the Bear ARN will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

If a Bear ARN is treated as a debt instrument and has a term not exceeding one year, your tax consequences, although not governed by the regulations applicable to contingent payment debt instruments, could be materially affected. For instance, in such a case, any gain that you recognize at maturity should be treated as ordinary income instead of capital gain.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Bear ARN and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to an individual beneficial owner of a Bear ARN who in the taxable year of disposition of the Bear ARN is (i) present in the United States for 183 days or more or (ii) a former citizen or resident of the United States, if certain conditions apply.

If you are a potential investor to whom such considerations might be relevant, you should consult your tax advisor.

Subject to the discussion below under “—‘FATCA’ Legislation,” if a Bear ARN is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the Bear ARN generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, in each year that you own a Bear ARN, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

Subject to the discussion below under “—‘FATCA’ Legislation,” if a Bear ARN is treated as a debt instrument, any income or gain you realize with respect to the Bear ARN generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a Bear ARN is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Bear ARN, including the possible imposition of a 30% branch profits tax if you are a corporation.

U.S. Federal Estate Tax

Individual non-U.S. holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Bear ARNs are likely to be treated as U.S.-situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Bear ARNs.

“FATCA” Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This regime generally applies to financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. Withholding (if applicable) would apply to payments of interest (if the Bear ARNs were treated as debt instruments) and, if the relevant Bear ARNs were treated as paying interest, for dispositions after December 31, 2018, gross proceeds from the taxable disposition of the relevant Bear ARN.

We will not pay additional amounts with respect to any such withholding taxes. You should consult your tax advisor regarding the potential application of FATCA, including the availability of certain refunds or credits.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a Bear ARN may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.